MGT Capital Names Robert S. Lowrey Chief Financial Officer

DURHAM, NC, March 9, 2018 /PRNewswire/ — MGT Capital Investments, Inc. (OTCQB: MGTI) announced today the appointment of Robert S. Lowrey as Chief Financial Officer, Treasurer and Secretary of MGT. Mr. Lowrey brings to MGT a depth of knowledge in financial leadership, corporate governance, public company reporting and technical accounting. Prior to joining MGT, he served as a Director of Finance for Bioventus LLC, a privately held medical device company, and as Controller and Principal Accounting Officer for BioCryst Pharmaceutics, Inc., a NASDAQ listed company. Mr. Lowrey also held various financial roles of increasing reasonability at Dex One, formerly RH Donnelley, a NYSE listed marketing solutions company. As a CPA, he was employed by Ernst & Young, LLP for 11 years serving both public and private companies.

Mr. Lowrey earned his BA in Business Administration from Grove City College and is a licensed CPA in North Carolina.

H. Robert Holmes, Chairman of the Board of Directors of MGT commented, “We are fortunate to have someone with Rob’s qualifications and skillset as the Company transforms its operations into free cash generation, and as we remain committed to positioning the Company for its anticipated application for NASDAQ up-listing.”

About MGT Capital Investments, Inc.

With facilities in northern Sweden and WA state, MGT Capital Investments, Inc. (OTCQB: MGTI) ranks as one of the largest U.S. based Bitcoin miners. Further, the Company continues to execute on an expansion model to grow its crypto assets materially.

The Company also owns a portfolio of cyber security technologies, including the Company’s first product, Sentinel, an enterprise class network intrusion detector which was released in October 2017. In addition, MGT owns the intellectual property associated with developing and marketing a mobile phone with extensive privacy and anti-hacking features. The cybersecurity products were guided by John McAfee, the Company’s former Chief Cybersecurity Visionary. MGT is presently evaluating various alternatives for its cybersecurity business.

For more information on the Company, please visit: http://www.mgtci.com

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor and Media Contact

Grace Livingston

glivingston@mgtci.com

919.973.0954